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Exhibit 2.5

ASSET PURCHASE AGREEMENT

dated as of September 29, 2004

among

EDWARDS LIFESCIENCES AG

and

EV3 SANTA ROSA, INC.,

EV3 TECHNOLOGIES, INC.

and

EV3 INC.

ASSET PURCHASE AGREEMENT

        THIS ASSET PURCHASE AGREEMENT, dated as of September 29, 2004 (this "Agreement"), is by and among Edwards Lifesciences AG, a company organized under the laws of Switzerland ("Buyer"), ev3 Santa Rosa, Inc., a California corporation ("Santa Rosa"), ev3 Technologies, Inc., the sole shareholder of Santa Rosa and a Delaware corporation ("ev3 Technologies"), and ev3 Inc., the sole shareholder of ev3 Technologies and a Delaware corporation (the "Parent") (Santa Rosa, ev3 Technologies and Parent, collectively, "ev3").

RECITALS

        A.    Parent, either directly or through its subsidiaries, Santa Rosa and ev3 Technologies, has certain patents, pending patent applications and other intellectual property rights related to cardiac remodeling and/or reshaping (the nature of which is generally described or represented in the patents and patent applications listed in Schedule 1.1(a)(vi)), heart valve repair and replacement, remodeling and/or reshaping of a heart valve annulus, and ventricular remodeling and/or reshaping using a device placed on or in the ventricle or in the coronary sinus (the "Technology"), all as more fully described below.

        B.    Buyer desires to purchase and ev3 desires to sell, subject to the terms and conditions of this Agreement the Technology and certain related assets.

        C.    The parties acknowledge and agree that Santa Rosa is an inactive company with no current employees, products or business operations and Buyer desires to acquire only the Technology and certain related assets;

        D.    As the parent of Santa Rosa and ev3 Technologies, Parent will receive substantial monetary and other benefits from the transactions contemplated hereby and, in connection therewith and in order to induce Buyer to enter into this Agreement, agrees to certain obligations including entering into a Non-Competition Agreement (as hereinafter defined), as hereinafter set forth.

AGREEMENT

        In consideration of the representations, warranties, covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

SECTION 1

1.    SALE OF ASSETS AND CONSIDERATION

        1.1    Purchase and Sale of Assets and License Grant.

          (a)   Subject to the terms and conditions of this Agreement, at the closing of the transactions contemplated hereby (the "Closing"), on the Closing Date (as defined below), ev3 shall sell, assign, transfer, convey and deliver to Buyer and Buyer shall purchase and acquire from ev3, free and clear of any mortgage, lien, pledge, option, right of first refusal, security interest, claim, charge, option, lease, easement, restriction or other encumbrance of any kind whatsoever, whether or not of record (collectively, "Encumbrances"), all of ev3's present and future right, title and interest in and to the following assets (wherever located), properties, rights, privileges, claims and rights, of every kind and nature, tangible and intangible, absolute or contingent (except for the Excluded Assets as defined below) (collectively, the "Purchased Assets"):

              (i)  all rights of ev3 under the contracts, agreements, confidentiality agreements, leases, subleases, licenses, purchase orders, clinical site agreements, guarantees, warranties and other instruments, set forth on Schedule 1.1(a)(i) (collectively, the "Assumed Contracts");

             (ii)  (1) all existing clinical studies, data and information primarily related to the Technology or that were primarily used in the development of the Technology; and (2) all existing production records, technical accounting, manufacturing and procedural manuals, engineering data, development and design data, primarily related to the Technology or that were primarily used in the development of the Technology; including, without limitation, those set forth on Schedule 1.1(a)(ii);

            (iii)  the machinery, equipment, tools, dies, tooling, production fixtures, design prototypes, fittings, maintenance machinery and equipment for such machinery and equipment set forth on Schedule 1.1(iii) (collectively, the "Equipment");

            (iv)  all existing regulatory filings, related correspondence and supporting documentation primarily related to the Technology or that were primarily used in the development of the Technology;, including, to the extent applicable, (1) applications, IDEs, 5l0(k) files, CE Mark files, correspondence and supporting documents, test reports, supporting raw data (whether or not directly included in submissions) relating to any filings or submissions with the U.S. Food and Drug Administration ("FDA") or any European notified bodies, Health Canada or other international regulatory authority, and (2) all existing pre-clinical and clinical study records primarily related to the Technology or that were primarily used in the development of the Technology; including: electronic tabulations, statistical calculations, protocols, informed consent, investigator agreements, electronic and hard copies of the completed case report forms, and copies of communications with investigational sites related to the conduct of the study, including, without limitation, those set forth on Schedule 1.1(iv);

             (v)  all existing regulatory approvals, clearances, authorizations, certifications, consents, variances, entitlements, permissions, licenses and permits to or from, or filings, notices or recordings to or with, federal, state, foreign, provincial and local governmental authorities, primarily related to the Technology or that were primarily used in the development of the Technology, including, without limitation, those set forth on Schedule 1.1(v);

            (vi)  all patents, patent applications and patent rights listed on Schedule 1.1(vi), as well as all reissues, reexaminations, divisionals, continuations and continuations-in-part thereof, any corresponding foreign patent rights and any other patents issuing thereon or claiming priority thereto, (collectively, all of the foregoing being the "Patent Rights");

           (vii)  all existing technical information and know-how, confidential and non-confidential, primarily related to the Technology or that were primarily used in the development of the Technology, including source code, software and electronic media software, patterns, plans, designs, inventions, research data, trade secrets, formulae, drawings, instructions, manuals, data, records, design history records (including lab notebooks) related to the design and development of all product concepts and prototypes, as well as the data of test, studies and clinical work with such product prototypes; provided, however, that with respect to lab notebooks not related to Santa Rosa, Buyer shall receive copies of those portions of the lab notebooks that are primarily related to the Technology or that were used in the development of the Technology, and all other existing documents or other information that has been reduced to writing, or copies of the foregoing, in electronic version (if available) and hard copy, relating to the foregoing (collectively, the "Know-How," and, together with the Patent Rights, the "Intellectual Property Rights") including, without limitation, those listed on Schedule 1.1(a)(vii);

          (viii)  all rights of ev3, if any, and, if then, only to the extent assignable, regarding non-competition, assignment of inventions, and confidentiality obligations with current or former employees related to the Technology including, without limitation, for those individuals listed on Schedule 1.1(a)(viii). Notwithstanding the foregoing, no such assignment of rights shall interfere with or restrict in any manner the right of ev3 to use, enforce or otherwise benefit from any and all agreements with any employees in connection with any assets or rights not included in the Purchased Assets or Licensed IP, or in connection with its ongoing business operations.

    The parties acknowledge and agree that ev3 shall be allowed to keep copies of all documentation included in the Purchased Assets for required record keeping and archival purposes.

          (b)   ev3 hereby grants to Buyer, and Buyer hereby accepts, a perpetual, royalty free, fully paid-up, irrevocable, transferable, non-exclusive worldwide right and license to use or otherwise practice under any intellectual property rights (including, but not limited to, patents, patent applications, patent rights, inventions, technical information, and know-how) of ev3 used in or resulting from the development of the Technology that are not included in the Purchased Assets (collectively, the "Licensed IP"), in order to make, have made, use, import, offer for sale, sell and distribute products in the field of (i) mitral valve repair, including remodeling and/or reshaping of the mitral valve annulus and (ii) a device placed on or in the ventricle or in the coronary sinus to achieve ventricular remodeling and/or reshaping. Notwithstanding the foregoing, Buyer will not have access to intellectual property rights (including, but not limited to, patents, patent applications, patent rights, inventions, technical information, and know-how) of ev3 unrelated to the Technology or unrelated to the development of the Technology.

        1.2    Excluded Assets.    Notwithstanding anything to the contrary in this Agreement, the Parties agree that no assets owned by ev3 (or any of its affiliates), including, but not limited to, the assets listed on Schedule 2.10(b), other than the Purchased Assets or Licensed IP described in Section 1.1, will be transferred or licensed to Purchaser under this Agreement (the "Excluded Assets"). For avoidance of doubt and not by way of limitation, ev3 shall retain all ownership rights in and to (i) any documentation unrelated to the Technology that is intermixed or commingled with the Purchased Assets, including, but not limited to, any documentation unrelated to the Technology intermixed or commingled with the Know-How, (ii) any and all issued patents and pending patent applications that are not included in the Purchased Assets or Licensed IP, held by or issued in the names of ev3 or any of its affiliates except for Santa Rosa, and (iii) [***]

        1.3    Liabilities Assumed and Not Assumed.    Buyer shall assume all obligations under the Assumed Contracts but only to the extent accrued after the Closing. Except as otherwise provided hereunder, Buyer shall not assume, shall not take subject to and shall not be liable for, any liabilities or obligations of any kind or nature, whether absolute, contingent, accrued, known or unknown, of ev3 or any affiliate of ev3 regardless of when incurred, other than certain obligations under the Assumed Contracts (the "Retained Liabilities").

        1.4    License Agreement.    In order to provide ev3 with the right to use certain of the Patent Rights and Intellectual Property Rights, Buyer on the Closing Date shall enter into a License Agreement in the form attached hereto as Exhibit A (the "License Agreement") with Parent that will provide Parent with a license to certain of the Patent Rights and Intellectual Property Rights.

        1.5    Purchase Price.    Subject to the terms and conditions of this Agreement, and in reliance on the representations, warranties and agreements of ev3 contained herein and in consideration of the transfer and assignment of the Purchased Assets and the Noncompetition Agreements, the total consideration to be paid by Buyer to ev3 will consist of a total of Fifteen Million Dollars ($15,000,000) (the "Purchase Price"). The Purchase Price shall be payable as follows:

          (a)   a cash payment of US $10,000,000 (the "Closing Payment") to be paid at Closing (by wire transfer of immediately available funds to a bank account designated by ev3); and

          (b)   a payment of US $5,000,000 (the "Cooperation Payment") to be paid to ev3 no later than thirty (30) days after (x) physical delivery by ev3 to Buyer of the tangible Purchased Assets set forth on the following Schedules: Schedule 1.1 (a)(ii),

[***]
Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

  Schedule 1.1(a)(iii) and Schedule 1.1(a)(vii) (the "Tangible Asset Delivery Date"), and (y) fulfillment of ev3's obligations under Section 4.5(a). For the avoidance of doubt, (i) physical delivery of the Purchased Assets shall be deemed to have occurred on the date that ev3 delivers such assets to the possession of Buyer, and (ii) payment of the Cooperation Payment shall not be delayed because of an immaterial failure on the part of ev3 to deliver such tangible Purchased Assets.

        1.6    Noncompetition Agreement.    As additional consideration for the Purchase Price, Parent, ev3 Technologies and Santa Rosa shall enter into a Noncompetition Agreement for a period of five years in the form attached hereto as Exhibit B (the "Noncompetition Agreement").

        1.7    Closing.

          (a)   The Closing shall take place at 5:00 p.m., Central Standard Time, on the second business day following satisfaction of the conditions described in Sections 6.1 and 6.2 at the offices of Oppenheimer Wolff & Donnelly LLP, 45 South Seventh Street, Suite 3300, Minneapolis, Minnesota, unless another date or place is agreed in writing by the parties, (the "Closing Date") and shall be deemed to be effective as of 12:01 a.m. on such date.

          (b)   Subject to the conditions set forth in this Agreement, at the Closing, simultaneous with Buyer's deliveries hereunder, ev3 shall deliver to Buyer all of the following documents and instruments, all in form and substance reasonably satisfactory to Buyer and its counsel:

              (i)  a duly executed Bill of Sale and Assignment in the form of Exhibit C attached hereto;

             (ii)  an Assignment and Assumption Agreement in the form of Exhibit D attached hereto (the "Assignment and Assumption Agreement");

            (iii)  assignments for all Patents and other Intellectual Property set forth on Schedule 1.1(vi) in the form of Exhibit E attached hereto;

            (iv)  the documents comprising the Know-How listed on Schedule 1.1(vii);

             (v)  Such other instruments of conveyance, transfer and assignment, dated as of the Closing Date, as shall be sufficient to transfer to and vest in Buyer good, valid, and marketable title to the Purchased Assets, together with documents evidencing release of any security interest in the Purchased Assets;

            (vi)  A Certificate of Good Standing of each of Santa Rosa, ev3 Technologies and Parent issued by the Secretary of State of the State of California and the Secretary of State of the State of Delaware, as applicable, dated within five (5) days of Closing;

           (vii)  Certified copies of resolutions duly adopted by the Board of Directors of Parent, ev3 Technologies and Santa Rosa authorizing the execution and delivery of this Agreement and all other documents being entered into by ev3 related to, or arising from, this Agreement;

          (viii)  Consents to assignment from all parties from whom consent to assignment or transfer is required;

            (ix)  All books and records included in the Purchased Assets;

             (x)  Executed copy of the License Agreement;

            (xi)  Executed copies of each of the Noncompetition Agreement;

           (xii)  Certificate of an officer of ev3 in the form of Exhibit F attached hereto;

          (xiii)  A copy to Jim Inskeep of the unredacted invention conception documentation, previously shown to Jim Inskeep; provided, however, such delivery shall only occur after the delivery of all other closing deliverables listed in Sections l.7(b) and (c) hereof and the waiver and/or satisfaction of all conditions to obligations of Buyer listed in Section 6.1, with such waiver and/or satisfaction confirmed in writing; provided, further, that this delivery shall not give rise to any right of termination on the behalf of the Buyer regardless of the actual date of conception that is disclosed; and

          (xiv)  Such other previously undelivered documents required to be delivered by ev3 to Buyer pursuant to this Agreement at or prior to the Closing.

The Bill of Sale, Assignment and Assumption Agreement, assignments for all Patent Rights and other Intellectual Property, License Agreement and the Noncompetition Agreement referred to above shall be referred to collectively as "Ancillary Agreements."

        Simultaneously with the deliveries referred to in this Section and following the Closing, ev3 shall take or cause to be taken all such actions as may reasonably be required to put Buyer in possession and control of the Purchased Assets including, without limitation, all Intellectual Property Rights.

          (c)   Subject to the conditions set forth in this Agreement, at the Closing, simultaneous with the deliveries of ev3 hereunder, Buyer shall deliver all of the following documents and instruments, all in form and substance reasonably satisfactory to ev3 and its counsel:

              (i)  The Closing Payment in immediately available funds by wire transfer as directed by ev3;

             (ii)  A duly executed Assignment and Assumption Agreement;

            (iii)  Certificate of an officer of Buyer in the form of Exhibit G attached hereto;

            (iv)  A Certificate of Good Standing of Buyer or its equivalent, issued by the appropriate authority in Switzerland, dated within five (5) days of Closing;

             (v)  Executed copies of the Noncompetition Agreements;

            (vi)  Executed copy of the License Agreement; and

           (vii)  Such other previously undelivered documents required to be delivered by Buyer to ev3 pursuant to this Agreement at or prior to the Closing.

        1.8    Further Assurances.    After the Closing, ev3 shall from time to time, at the reasonable request of Buyer and without further cost or expense to Buyer, execute and deliver such other instruments of conveyance, assignment and transfer, notices, releases undertakings consents, certificates and agreements and other documents, and will do all such other reasonable acts and things as may be reasonably requested by Buyer in order to more effectively consummate the transactions contemplated herein and to vest in Buyer good and marketable title to the Purchased Assets. In the event that any Purchased Assets cannot be fully and effectively transferred to Buyer without the consent of a third party or parties, ev3 shall thereafter be obligated to use its commercially reasonable efforts to assure Buyer the benefits of such contract, commitment, other arrangement or other Purchased Asset. The parties shall cooperate with each other in such actions and in securing requisite approvals and Consents (as hereinafter defined).

        1.9    Allocation of Purchase Price.    The Purchase Price shall be allocated among the Purchased Assets and the Noncompetition Agreement as indicated on Schedule 1.9 attached hereto, which schedule shall be prepared by Buyer. Any payments made by Buyer pursuant to Section 5.2(d) shall (i) be treated as additions to the Purchase Price and (ii) unless otherwise specifically indicated by Buyer, allocated to the portion of the Purchased Assets that consist of "section 197 intangibles" as defined under section 197 of the Internal Revenue Code of 1986, as amended (the "Code"). The allocation set forth on Schedule 1.9 (and as may be adjusted from time to time pursuant to the previous sentence) shall be binding upon the parties who shall file their tax returns in accordance with this allocation and, unless otherwise required pursuant to a final "determination" and section 1313 of the Code, shall take no position inconsistent therewith. Within sixty (60) days following the Closing Date, each party agrees to furnish to the other party a completed copy of its Internal Revenue Service Form 8594 ("Asset Acquisition Statement under Section 1060") with respect to this transaction and, subject to Buyer's reasonable review and approval, shall timely file such form with the Internal Revenue Service.

        1.10    Transfer Taxes.    All Transfer Taxes (as defined below) arising out of, in connection with, or attributable to the purchase and sale of the Purchased Assets shall be born by ev3. ev3 shall (i) prepare and timely file all relevant Transfer Tax returns required to be filed in respect of such Transfer Taxes, (ii) pay the Transfer Tax shown on such Transfer Tax return, and (iii) reimburse Buyer for any Transfer Taxes paid by Buyer. For purposes of the Agreement, "Transfer Tax" or "Transfer Taxes" shall mean all sales, (including without limitation, bulk sales) use, transfer, recording, ad valorem, privilege, documentary, gross receipts, registration, conveyance, excise, license, stamp, duties, or similar taxes and fees.

SECTION 2

2.    REPRESENTATIONS AND WARRANTIES OF EV3

        Santa Rosa, ev3 Technologies and Parent, jointly and severally, hereby represent and warrant to Buyer, as of the date hereof and as of the Closing Date, as follows:

        2.1    Disclosure Schedule.    The Disclosure Schedule is divided into sections which correspond to the subsections of this Section 2 and is attached hereto as Exhibit H ("Disclosure Schedule"). The Disclosure Schedule is true, accurate and complete as of the date hereof and as of the Closing Date.

        2.2    Corporate Organization.    Each of the Santa Rosa, ev3 Technologies and Parent is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, has full corporate power and authority to carry on its business as it is now being conducted and to own, lease and operate its properties and assets used in such business, and is duly qualified or licensed to do business as a foreign corporation in good standing in every other jurisdiction in which the character or location of the properties and assets owned, leased or operated by it in the conduct of its business requires such qualification or licensing.

        2.3    Authorization.    Santa Rosa, ev3 Technologies and Parent each have full power and authority to enter into this Agreement and the Ancillary Agreements to which they are a party and to carry out the transactions contemplated herein and therein. Each have taken all action required by law, its Certificate or Articles of Incorporation and Bylaws and otherwise to authorize its execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated herein and therein. This Agreement, and any Ancillary Agreement to which the Santa Rosa, ev3 Technologies and Parent are a party, as the case may be, has been duly and validly executed. This Agreement and the Ancillary Agreements are the valid and binding legal obligation of Santa Rosa, ev3 Technologies and Parent, enforceable against each in accordance with their terms.

        2.4    Non-Contravention.    Except as set forth in Section 2.4 of the Disclosure Schedule, neither the execution, delivery and performance of this Agreement and the Ancillary Agreements nor the consummation of the transactions contemplated herein will: (a) violate or be in conflict with any provision of the Certificate or Articles of Incorporation or Bylaws of Santa Rosa, ev3 Technologies or Parent; or (b) be in conflict with, or constitute a default, however defined (or an event which, with the giving of due notice or lapse of time, or both, would constitute such a default), under, or cause or permit the acceleration of the maturity of, or give rise to any right of termination, cancellation, imposition of fees or penalties under any debt, note, bond, lease, mortgage, indenture, license, obligation, contract, commitment, franchise, permit, instrument or other agreement or obligation to which Santa Rosa, ev3 Technologies or Parent is a party or by which their respective properties or assets may be bound or result in the creation or imposition of any Encumbrance upon any Purchased Assets; or (c) violate any statute, treaty, law, judgment, writ, injunction, decision, decree, order, regulation, ordinance or other similar authoritative matters of any foreign, federal, state or local governmental or quasi-governmental, administrative, regulatory or judicial court, department, commission, agency, board, bureau, instrumentality or other authority (hereinafter sometimes separately referred to as an "Authority" and sometimes collectively as "Authorities") sometimes hereinafter separately referred to as a "Law" and sometimes collectively as "Laws").

        2.5    Consents and Approvals.    Except as set forth in Section 2.5 of the Disclosure Schedule with respect to Santa Rosa, ev3 Technologies and Parent, no consent, approval, order or authorization of or from, or registration, notification, declaration or filing with (hereinafter sometimes separately referred to as a "Consent" and sometimes collectively as "Consents") any individual or entity, including any Authority, is required in connection with the execution, delivery or performance of this Agreement by Santa Rosa, ev3 Technologies or Parent or the Ancillary Agreements to which they are a party, or the consummation by Santa Rosa, ev3 Technologies or Parent of the transactions contemplated herein or thereby.

        2.6    Intellectual Property Rights.    Except as set forth in Section 2.6 of the Disclosure Schedule:

          (a)   Santa Rosa owns, and has the unrestricted right to assign and transfer, the Intellectual Property Rights pursuant to the terms of this Agreement, free and clear of all Encumbrances. Santa Rosa does not use or hold any of the Intellectual Property Rights pursuant to any license, sublicense or other agreement nor has Santa Rosa granted any person or entity any rights, pursuant to license, sublicense or other agreement or otherwise, to use the Intellectual Property Rights.

          (b)   All issued patents and pending patent applications within the Patent Rights are in compliance with formal legal requirements (including the payment of filing, examination and maintenance fees), and are not subject to any maintenance or other fees, taxes or actions falling due within thirty (30) days after the Closing Date provided for in Section 1.7(a), provided that ev3 shall have the opportunity to correct any failure to comply with this provision without breach of this Agreement.

          (c)   All issued patents within the Patent Rights ("Issued Patents") are valid and enforceable and no Issued Patents or patent applications within the Patent Rights have been or are now involved in any interference, reissue, reexamination, opposition, declaratory judgment or other invalidating proceeding, nor, to the best of ev3's Knowledge, is any such action threatened. To the best of ev3's Knowledge, no infringement of any of the Patents is taking place and ev3's conduct with respect to the Technology does not infringe on the intellectual property rights of any other person

          (d)   Santa Rosa owns all right, title and interest in all of the Intellectual Property Rights, there being no other person who, by way of assignment or rights of a joint inventor, owns any joint interest therein.

          (e)   Except as disclosed on Schedule 2.10(b), the Intellectual Property Rights to be transferred to Buyer at the Closing contain all intellectual property rights owned by Santa Rosa, including, but not limited to, patents, patent applications, patent rights, inventions, technical information and know-how.

          (f)    The Intellectual Property Rights to be transferred to the Buyer at the Closing constitute all of the intellectual property rights, including, but not limited to, patents, patent applications, patent rights, inventions, technical information and know-how, of ev3 that are primarily related to the Technology or that were primarily used in the development of the Technology.

          (g)   Since January 11, 2002, (x) Santa Rosa has not transferred or licensed any intellectual property rights, including, but not limited to, patents, patent applications, patent rights, inventions, technical information and know-how, that are related to the Technology, from Santa Rosa to Parent or ev3 Technologies, or any of their respective affiliates or any third party and (y) neither Parent nor ev3 Technologies has transferred any intellectual property rights, including, but not limited to, patents, patent applications, patent rights, inventions, technical information and know-how, that are primarily related to the Technology or that were primarily used in the development of the Technology to any affiliate, other than Santa Rosa, or any third party.

          (h)   All of the intellectual property rights, including but not limited to, patents, patent applications, patent rights, inventions, technical information and know how, of ev3 necessary to reproduce or replicate the development work done by ev3 relating to the Technology are included in the Purchased Assets or Licensed IP.

        2.7    Litigation.    Except as set forth in Section 2.7 of the Disclosure Schedule, there is no legal, administrative, arbitration, or other proceeding, suit, claim or action of any nature or investigation, review or audit of any kind (including a proceeding, suit, claim or action, or an investigation, review or audit, involving any environmental Law or matter), judgment, decree, decision, injunction, writ or order pending, noticed, scheduled or, to the best Knowledge of ev3, threatened by or against or involving the Santa Rosa, ev3 Technologies and Parent or their respective assets, properties, directors, officers, agents or employees (but only in their capacity as such), whether at law or in equity, before or by any person or entity or Authority related in any way to the Purchased Assets, or which questions or challenges the validity of this Agreement or any of the Ancillary Agreements or any action taken or to be taken by the parties hereto pursuant to this Agreement and the Ancillary Agreements or in connection with the transactions contemplated herein.

        2.8    Brokers.    Neither Parent, Santa Rosa, ev3 Technologies, nor any of their respective directors, officers or employees has employed any broker, finder, or financial advisor or incurred any liability for any brokerage fee or commission, finder's fee or financial advisory fee, in connection with the transactions contemplated hereby, nor is there any basis known to ev3 for any such fee or commission to be claimed by any person or entity.

        2.9    Taxes.    ev3 has filed all material Tax returns required to be filed and has paid all material Taxes required to be paid. The term "Tax" and "Taxes" shall mean all Federal, state,

local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto.

        2.10    Purchased Assets.

          (a)   ev3 has good and marketable title to each of the Purchased Assets, free and clear of any Encumbrances. ev3 has all right, power and authority to sell, convey, assign, transfer and deliver the Purchased Assets to Buyer in accordance with the terms of this Agreement. At the Closing, ev3 shall deliver the Purchased Assets to Buyer, free and clear of any and all Encumbrances.

          (b)   Except as set forth on Section 2.10(b) of the Disclosure Schedule, (i) the Purchased Assets, other than the Equipment, to be transferred to Buyer at the Closing constitute all of the assets, contracts, rights, and properties of every kind and description, tangible or intangible, owned, leased or licensed by ev3, real, personal or mixed, of ev3 that are primarily related to the Technology or were primarily used in the development of the Technology, and (ii) the Equipment constitutes all the machinery, equipment, tools, dies, tooling, production fixtures, design prototypes, fittings, maintenance machinery and equipment for such machinery and equipment used by ev3 primarily related to the development of the Technology.

          (c)   ev3 has maintained in all material respects, the Purchased Assets, in the same condition as they were on August 23, 2004.

        2.11    Contracts.    Schedule 1.1 (a)(i) identifies each Assumed Contract by date, parties signatory thereto and subject matter. Each Assumed Contract was entered into in the ordinary course of the business. True, correct and complete copies of the Assumed Contracts, including all amendments and supplements, have been delivered to Buyer. Each Assumed Contract is valid and subsisting and, upon assignment pursuant to this Agreement will be enforceable by Buyer in accordance with its terms. There is no litigation pending or, to the best of ev3's Knowledge, threatened by any party with respect to any Assumed Contract. The consummation of the transactions contemplated by this Agreement will not (and will not give any person a right to) terminate or modify any rights of, or accelerate or augment any obligation of, ev3 under any of the Assumed Contracts. Except as set forth on Schedule 2.11 (a) and except for the Assumed Contracts, ev3 is not a party to any other material contract related to the Technology.

        2.12    Compliance with Laws.    The operation of ev3 with regard to the Technology has been conducted in accordance with all applicable Laws, regulations, orders and other requirements of all courts and other governmental or regulatory authorities having jurisdiction over ev3 and its respective assets, properties and operations, except where the failure to so would not have a material adverse effect on the Technology. ev3 has not received written notice of any violation of any such law, regulation, order or other legal requirement, and is not in default with respect to any order, writ, judgment, award, injunction or decree of any national, state or local court or governmental or regulatory authority or arbitrator, domestic or foreign, applicable to the Technology.

        2.13    No Implied Representation.    NOTWITHSTANDING ANYTHING CONTAINED IN THIS ARTICLE 2 OR ANY OTHER PROVISION OF THIS AGREEMENT, (a) THE

PARTIES ACKNOWLEDGE AND AGREE THAT NEITHER ANY OF SANTA ROSA, EV3 TECHNOLOGIES, PARENT NOR ANY OF THEIR RESPECTIVE AFFILIATES, AGENTS, OR REPRESENTATIVES IS MAKING, WHETHER CONTAINED IN OR REFERRED TO IN THE EVALUATION MATERIALS, INCLUDING, BUT NOT LIMITED TO, ANY MARKET DATA, MARKET ANALYSIS OR PROJECTIONS RELATED THERETO, THAT HAVE BEEN OR SHALL HEREAFTER BE PROVIDED TO BUYER OR ANY OF ITS AFFILIATES, AGENTS OR REPRESENTATIVES, ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, BEYOND THOSE EXPRESSLY GIVEN IN THIS AGREEMENT OR THE ANCILLARY AGREEMENTS, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTY OR REPRESENTATION AS TO THE VALUE, CONDITION, MERCHANTABILITY OR SUITABILITY AS TO ANY OF THE ASSIGNED ASSETS.

SECTION 3

3.    REPRESENTATIONS AND WARRANTIES OF BUYER

        Buyer represents and warrants to ev3 as follows:

        3.1    Corporate Organization.    Buyer is a company duly organized, validly existing and in good standing under the laws of Switzerland.

        3.2    Authorization.    Buyer has full power and authority to enter into this Agreement and to carry out the transactions contemplated herein. Buyer has taken all action required by law, its formation documents or otherwise to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein. This Agreement has been duly and validly executed by Buyer and is the valid and binding legal obligation of Buyer, enforceable against it in accordance with its terms.

        3.3    Non-Contravention.    Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated herein will: (a) violate any provision of the formation documents of Buyer; (b) violate any law; or (c) be in conflict with, or constitute a default, however defined (or an event which, with the giving of due notice or lapse of time, or both, would constitute such a default), under, or cause or permit the acceleration of the maturity of, or give rise to any right of termination, cancellation, imposition of fees or penalties under, any debt, note, bond, lease, mortgage, indenture, license, obligation, contract, commitment, franchise, permit, insurance or other agreement or obligation to which Buyer is a party.

        3.4    Consents and Approvals.    No Consent is required from, with or by any person or entity, including any Authority, in connection with the execution, delivery and performance by Buyer of this Agreement or the consummation by Buyer of the transactions contemplated herein.

        3.5    Brokers.    Neither Buyer nor any of its directors, officers or key employees have employed any broker, finder or financial advisor, or incurred any liability for any brokerage fee or commission, finder's fee or financial advisory fee, in connection with the transactions contemplated hereby, nor is there any basis known to Buyer for any such fee or commission to be claimed by any person or entity.

SECTION 4

4.    COVENANTS

        4.1    Confidentiality.

          (a)    Covenant.    From and after the date of this Agreement and the Closing Date, except as otherwise consented to by Buyer in writing, (i) neither Santa Rosa, ev3 Technologies nor Parent will directly or indirectly disclose or use in a manner adverse to Buyer, any Confidential Information (as defined below) except as required by the terms of a valid and effective subpoena or order issued by a court of competent jurisdiction or by a governmental body, (ii) the Confidential Information will be the exclusive property of Buyer, and (iii) if any of ev3 or their respective agents or representatives receives a request to disclose all or any part of the Confidential Information in connection with a legal proceeding, ev3, will (A) immediately notify Buyer of the existence, terms and circumstances surrounding such request, (B) consult with Buyer on the advisability of taking legally available steps to resist or narrow such request, and (C) if disclosure of such information is required, and at Buyer's cost and expense, exercise their best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded such portion of the disclosed information which Buyer so designates.

          (b)    Definition.    "Confidential Information" means the Intellectual Property and all business, technical, and other information (including without limitation, all product, services, financial, marketing, engineering, research, and development information, product specifications, technical data, data sheets, programs, software, inventions, processes, know-how, chip designs, mask works, designs, drawings, and any other documentation), prepared by ev3 or any employee, agent or subcontractor thereof, whether written, oral or computer generated, other than such information as may at any time be or become lawfully available to the general public through no fault of the disclosing party. Confidential information will also include this Agreement, the Ancillary Documents and terms and conditions thereof.

        4.2    Public Announcement.    Other than a press release announcing the Closing of the purchase and sale of the Purchased Assets, except as may otherwise be agreed in writing by the other party or required by any Law or Authority, a party shall not, at any time, disclose this Agreement or any of the terms hereof (including the Purchase Price) or of the transactions contemplated herein, except to advisors who have a need to know. Unless required by law at an earlier time, at least one day prior to the public announcement of any disclosure related to the transactions contemplated by this Agreement, the disclosing party shall provide a copy of its intended disclosure for review and comment by the other party.

        4.3    Permits and Approvals.    ev3 agrees to obtain (and will immediately prepare all filings and applications, requests and notices preliminary to obtaining) all approvals and Consents included in the Purchased Assets and that may be reasonably necessary or that may be reasonably requested by Buyer to consummate the transactions contemplated by this Agreement and to effect the transfer of the Purchased Assets to Buyer.

        4.4    Passage of Title and Risk of Loss.    Legal title, equitable title, and risk of loss with respect to the property and rights to be transferred hereunder shall not pass to Buyer until the property or right is transferred at the Closing.

        4.5    Transfer of Technology.

          (a)   ev3 agrees to provide five, eight-hour days of engineering assistance to ensure the complete transfer of the Technology and Know-How to Buyer (exclusive of the physical transfer of the Purchased Assets), at reasonable times and with mutually agreed personnel, which shall include engineers who worked on developing the Technology during 2004, provided that such assistance occurs within thirty days of the Tangible Asset Delivery Date, free of any charge to Buyer. Buyer's use of such engineering assistance shall be in increments of no less than one-half day equivalents. For purposes of the Cooperation Payment, Buyer's failure to request or use such engineering assistance within thirty days of the Tangible Asset Delivery Date shall not prevent fulfillment of ev3's obligations under this Section 4.5(a).

          (b)   In addition to Section 4.5(a), ev3 agrees to provide a total of three, eight-hour days of engineering assistance to ensure the complete transfer of the Technology and Know-How to Buyer (exclusive of the physical transfer of the Purchased Assets), at reasonable times and with mutually agreed personnel, which shall include engineers who worked on developing the Technology during 2004, provided that such assistance occurs within sixty days of the Closing, free of any charge to Buyer. Buyer's use of such engineering assistance shall be in increments of no less than one-half day equivalents.

        4.6    Access.    Prior to the Closing, ev3 will authorize and permit Buyer and its representatives (which term shall include but not be limited to its independent accountants and counsel) to have reasonable access during normal business hours, upon reasonable notice and in such manner as will not unreasonably interfere with the conduct of its business, to ev3's properties, books, records, operating instructions and procedures and all other information of ev3 with respect to the Purchased Assets as Buyer may from time to time reasonably request, and to make copies of such books, records and other documents (the "Records"). Following the Closing and for a reasonable period not to exceed 45 days, ev3 will continue to afford Buyer reasonable access to the Records for purposes of Buyer's use of the Technology.

        4.7    Packing and Shipping.    Following the Closing, for a reasonable period not to exceed 45 days, ev3 will continue to afford Buyer the reasonable access to its properties to the extent necessary to have access to any of the Purchased Assets and shall cooperate with Buyer in packing and shipping the Purchased Assets.

        4.8    Tax Cooperation.    Following the Closing, ev3 shall, and shall cause its affiliates to, each as relative to the Purchased Assets and the transactions contemplated hereby, (i) cooperate fully with Buyer in the preparation of all tax returns, (ii) provide, or cause to be provided at Buyer's reasonable cost and expense, to Buyer any records and other information requested by such parties in connection therewith and (iii) provide reasonable access to, and the cooperation of, the accountants of ev3.

        4.9    Waiver of Bulk Sales Requirement.    Each of the parties waives compliance with any applicable bulk sales laws, including without limitation the Uniform Commercial Code Bulk Transfer provisions. ev3 agrees to pay and discharge in due course and will indemnify and save harmless Buyer, from and against all claims made by creditors of ev3, including expenses and attorneys' fees incurred by Buyer in defending against such claims pursuant to the terms set forth in Section 5.

        4.10    Conduct of ev3.    ev3 shall not take any action prior to the Closing Date that would cause any of its representations and warranties made in Section 2 not to remain true, correct and complete in all material respects. From and after the date hereof until the Closing Date ev3 shall (i) continue to maintain in all material respects, the Purchased Assets, in the same condition as they were on August 23, 2004, and (ii) keep its books of account, files and records in the ordinary course and in accordance with existing practice.

        4.11    Litigation Cooperation.    Each party agrees to use commercially reasonable efforts to cooperate with and assist the other party, at the other party's request and expense, in the event a party becomes subject to any legal, administrative, arbitration, or other proceeding, suit, claim or action of any nature or investigation, review or audit of any kind with regard to the Purchased Assets or the transactions contemplated by this Agreement.

SECTION 5

5.    SURVIVAL AND INDEMNIFICATION

        5.1    Survival of Representations, Warranties and Covenants.    All representations and warranties of the parties contained in this Agreement shall survive the Closing, regardless of any investigation made by the parties, for a period ending on the first anniversary of the date hereof, except that (i) the representations and warranties set forth in Sections 2.3, 2.4, 3.2 and 3.3 shall survive forever, (ii) the representations and warranties set forth in Section 2.10(a) shall survive until a period ending on the second anniversary of the date hereof, and (iii) the representations and warranties contained in Section 2.6 shall survive until the expiration of the last to expire of the patents included in the Patent Rights. The covenants and agreements contained herein shall survive the Closing without limitation as to time unless the covenant or agreement specifies a term, in which case such covenant or agreement shall survive for a period of one year following the expiration of such specified term and shall thereupon expire. The respective expiration dates for the survival of the representations and warranties and the covenants shall be referred to herein as the relevant "Expiration Date." In the event a claim is made against a representation, warranty or covenant prior to its respective Expiration Date, the Expiration Date shall be tolled as to such claim until the claim is finally resolved.

        5.2    [***]

[***]
Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

        5.3    [***]

        5.4    Claims for Indemnification.

          (a)    General.    The parties intend that all indemnification claims be made as promptly as practicable by the party seeking indemnification (the "Indemnified Party"). Whenever any claim shall arise for indemnification hereunder, the Indemnified Party shall promptly notify the party from whom indemnification is sought (the "Indemnifying Party") of the claim, and the facts constituting the basis for such claim. The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party except to the extent (and only to the extent) the Indemnifying Party demonstrates that the defense of such action is materially prejudiced thereby.

[***]
Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

          (b)    Claims by Third Parties.    With respect to any claims described in Section 5.4(a) involving a third party, the Indemnifying Party shall be entitled to assume control of the defense and settlement of such claim with counsel reasonably satisfactory to the Indemnified Party; provided, however, that:

              (i)  the Indemnified Party shall be entitled to participate in the defense or settlement of such claim and to employ counsel at its own expense to assist in the handling of such claim;

             (ii)  no Indemnifying Party shall consent to the entry of any judgment or enter into any settlement without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed) (A) that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect to such lawsuit or (B) if, pursuant to or as a result of such consent or settlement, injunctive or other equitable relief would be imposed against the Indemnified Party or such judgment or settlement could materially interfere with the business, operations or assets of the Indemnified Party; and

            (iii)  if the Indemnifying Party does not assume control of the defense of such claim in accordance with the foregoing provisions within twenty (20) days after receipt of notice of the claim, the Indemnified Party shall have the right to defend such claim in such manner as it may deem appropriate at the cost and expense of the Indemnifying Party, and the Indemnifying Party will promptly reimburse the Indemnified Party therefore in accordance with this Section 5; provided that the Indemnified Party shall not be entitled to consent to the entry of any judgment or enter into any settlement of such claim that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnifying Party of a release from all liability in respect of such claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed) if, pursuant to or as a result of such consent or settlement, injunctive or other equitable relief would be imposed against the Indemnifying Party or such judgment or settlement could materially interfere with the business, operations or assets of the Indemnifying Party.

          (c)    Disclosure.    No action by an Indemnified Party to determine the extent of indemnified liability, including voluntary disclosure to Authorities or potential claimants, shall in any way affect such Indemnified Party's right to indemnification from the Indemnifying Party.

          (d)    Basket.    Neither party shall be obligated to reimburse any Indemnified Party pursuant to this Article 5, other than for indemnification claims arising under Section 5.2(a) solely with respect to the representations contained in Section 3.2 (the "Buyer Authority Representation"), Section 5.2(d), Section 5.3(a) solely with respect to the representations contained in Section 2.10(a) (the "ev3 Authority and Title Representation") or Section 5.3(d), unless the aggregate of all amounts due by such party hereunder exceeds $250,000, at which point a party shall be obligated to reimburse the Indemnified Party for the aggregate of all Losses from the first dollar of Losses (the "Basket").

          (e)    [***]

          (f)    [***]

          (g)    Remedies: Specific Performance.    The parties agree that, absent fraud, the remedies provided in this Article 5 shall be the sole and exclusive monetary remedies for a breach of a party's representations, warranties, covenants or agreements contained in this Agreement, but excluding the Ancillary Agreements. Notwithstanding the foregoing, the parties agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage could occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to seek specific performance of the terms hereof and immediate injunctive relief, in addition to any other remedy at law or equity.

        5.5    [***]

[***]
Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

[***]

[***]
Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

[***]

SECTION 6

6.    CONDITIONS TO CLOSING

        6.1    Conditions to Obligations of Buyer.    All obligations of Buyer under this Agreement are subject to the fulfillment, at or prior to the Closing, of the following conditions, any one or more of which may be waived in writing by Buyer:

          (a)    Representations and Warranties of ev3.    All representations and warranties made by ev3 in this Agreement shall be true and correct in all material respects as of the time of the Closing, as if again made by the ev3 as of such time.

          (b)    Performance of ev3's Obligations.    ev3 shall have delivered all documents and agreements described in Section 1.7, and ev3 shall have otherwise performed in all respects all obligations required under this Agreement to be performed by it on or prior to the Closing Date.

          (c)    Consents and Approvals.    All consents, waivers, authorizations and approvals required in connection with the execution, delivery and performance of this Agreement and the transfer to Buyer of all of the Purchased Assets, as contemplated hereby, shall have been duly obtained.

          (d)    Pending Proceedings.    No action or proceeding shall be pending before any Authority seeking to restrain or prohibit or obtain damages or other relief in connection with this Agreement.

          (e)    Material Adverse Change.    There shall not have occurred any material adverse change (or any development that, insofar as reasonably can be foreseen, is reasonably likely to result in any material adverse change) in the Purchased Assets, taken as a whole.

[***]
Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

          (f)    Guaranty.    Investor shall have executed this Agreement as described on the signature page.

          (g)    Other Closing Documents.    Buyer shall have received such certificates, instruments and documents, reasonably satisfactory in form and substance to Buyer, in confirmation of the representations and warranties of ev3 as Buyer or its counsel may reasonably request.

        6.2    Conditions to Obligations of the ev3.    All obligations of ev3 under this Agreement are subject to the fulfillment, at or prior to the Closing, of the following conditions, any one or more of which may be waived by ev3:

          (a)    Representations and Warranties of Buyer.    All representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects as of the time of Closing, as if again made by Buyer as of such time.

          (b)    Performance of Buyer's Obligations.    Buyer shall have delivered the Purchase Price and all documents and agreements described in Section 1.7, and otherwise performed in all respects all obligations required under this Agreement to be performed by it on or prior to the Closing Date.

          (c)    Pending Proceedings.    No action or proceeding against the Buyer shall be pending before any Authority seeking to restrain or prohibit, or obtain damages or other relief in connection with this Agreement.

          (d)    Other Closing Documents.    ev3 shall have received such certificates, instruments and documents, reasonably satisfactory in form and substance to ev3, in confirmation of the representations and warranties of Buyer as ev3 or its counsel may reasonably request.

SECTION 7

7.    TERMINATION

        7.1    Termination.    This Agreement and the Transactions may be terminated or abandoned at any time prior to the Closing Date:

          (a)   By the mutual written consent of Buyer and Parent;

          (b)   By either Buyer or Parent if the Closing of the Purchased Assets shall not have occurred on or before September 30, 2004;

          (c)   By Buyer if ev3 shall have breached any of its representations, warranties or covenants in any material respect, and which breach cannot be, or has not been, cured within 10 days after the giving of written notice by Buyer to ev3; or

          (d)   By Seller if Buyer shall have breached any of its representations, warranties or covenants in any material respect, and which breach cannot be, or has not been, cured within 10 days after the giving of written notice by Seller to Buyer.

        7.2    Effect of Termination.    In the event of the termination or abandonment of this Agreement and the transactions contemplated hereby by any party hereto pursuant to the terms of this Agreement, there shall be no liability or obligation thereafter on the part of Buyer or ev3 except (A) for fraud and (B) for breach of this Agreement prior to such termination or abandonment of this Agreement and the transactions contemplated herein.

SECTION 8

8.    MISCELLANEOUS PROVISIONS

        8.1    Expenses.    Each of the parties hereto shall bear its own costs, fees and expenses in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including fees, commissions and expenses payable to brokers, finders, investment bankers, consultants, exchange or transfer agents, attorneys, accountants and other professionals, whether or not the transactions contemplated herein is consummated.

        8.2    Amendment and Modification.    Subject to applicable Law, this Agreement may be amended or modified by the parties hereto at any time after the Closing with respect to any of the terms contained herein; provided, however, that all such amendments and modifications must be in writing duly executed by all of the parties hereto.

        8.3    Waiver of Compliance; Consents.    Any failure of a party to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by the party entitled hereby to such compliance, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No single or partial exercise of a right or remedy shall preclude any other or further exercise thereof or of any other right or remedy hereunder. Whenever this Agreement requires or permits the consent by or on behalf of a party, such consent shall be given in writing in the same manner as for waivers of compliance.

        8.4    No Third Party Beneficiaries.    Nothing in this Agreement shall entitle any person or entity (other than a party hereto and his, her or its respective successors and assigns permitted hereby) to any claim, cause of action, remedy or right of any kind.

        8.5    Notices.    All notices, requests, demands and other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given and effective: (a) on the date of delivery, if delivered personally; (b) on the earlier of the fourth (4th) day after mailing or the date of the return receipt acknowledgment, if mailed, postage prepaid, by certified or registered mail, return receipt requested; (c) on the date of transmission, if sent by facsimile (provided such facsimile is received during normal business hours); or (d) on the date of delivery if sent by a recognized overnight courier:

    If to ev3, to:

      ev3 Inc.
      600 Nathan Lane North
      Plymouth, MN 55442-2920
      Attention: L. Cecily Hines, Esq.
      Fax: (763) 398-7200

      and

      Warburg, Pincus Equity Partners, L.P.
      466 Lexington Avenue
      New York, NY 10017
      Attention: Elizabeth Weatherman
      Fax: (212) 878-9361

    With a copy to:

      Oppenheimer Wolff & Donnelly LLP
      Plaza VII, Suite 3300
      Minneapolis, MN 55402-1609
      Attention: Kevin Klernz, Esq.
      Fax: (612) 607-7100

      and

      Willkie Farr & Gallagher LLP
      787 Seventh Avenue
      New York, NY 10019
      Attention: Steven J. Gartner, Esq.
      Fax: (212) 728-9222

or to such other person or address as ev3 shall furnish to the other parties hereto in writing in accordance with this subsection.

    If to Buyer, to:

      Edwards Lifesciences AG
      c/o Edwards Lifesciences Corporation
      One Edwards Way
      Irvine, California 92614
      Attention: General Counsel
      Fax: (949) 250-6850

    With a copy to:

      Skadden, Arps, Slate, Meagher & Flom LLP
      300 South Grand Avenue, Suite 3400
      Los Angeles, California 90071-3144
      Attention: Joseph J. Giunta, Esq.
      Fax: (213) 687-5600

or to such other person or address as Buyer shall furnish to the other parties hereto in writing in accordance with this subsection.

        8.6    Assignment.    This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (whether voluntarily, involuntarily, by operation of law, or otherwise) by any of the parties hereto without the prior written consent of the other parties, except that Buyer may assign (partially or in full) this contract to one or more direct or indirect wholly owned subsidiaries of Edwards Lifesciences Corporation, provided that such assignment shall not relieve Buyer from its obligations under this Agreement.

        8.7    Governing Law.    This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the internal substantive laws of the State of Delaware (without regard to the laws of conflict that might otherwise apply) as to all matters, including matters of validity, construction, effect, performance and remedies.

        8.8    Counterparts.    This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        8.9    Headings.    The table of contents and the headings of the sections and subsections of this Agreement are inserted for convenience of the parties only and shall not constitute a part hereof.

        8.10    Entire Agreement.    The Disclosure Schedule and the other Schedules and Exhibits and other writings referred to in this Agreement or in the Disclosure Schedule or any such other Schedule or Exhibit or other writing are part of this Agreement, together they embody the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement and together they are referred to as "this Agreement" or "the Agreement." There are no restrictions, promises, warranties, agreements, covenants or undertakings, other than those expressly set forth or referred to in this Agreement. This Agreement supersedes all prior agreements and understandings between the parties with respect to the transaction or transactions contemplated by this Agreement. Provisions of this Agreement shall be interpreted to be valid and enforceable under applicable Law to the extent that such interpretation does not materially alter this Agreement; provided, however, that if any such provision shall become invalid or unenforceable under applicable Law such provision shall be stricken to the extent necessary and the remainder of such provisions and the remainder of this Agreement shall continue in full force and effect.

        8.11    Injunctive Relief.    It is expressly agreed among the parties hereto that monetary damages would be inadequate to compensate a party hereto for any breach by of the covenants and agreements in Section 4.1 hereof. Accordingly, the parties agree and acknowledge that any such violation or threatened violation will cause irreparable injury and that, in addition to any other remedies which may be available, a party shall be entitled to injunctive relief against the threatened breach of Section 4.1 hereof or the continuation of any such breach without the necessity of proving actual damages and may seek to specifically enforce the terms thereof.

        8.12    Dispute Resolution.    Disputes arising between the parties relating to the making or performance of this Agreement will be resolved in the following order of preference: (i) by good faith negotiation between executives of the parties who have authority to fully and finally resolve the dispute; (ii) if necessary, by non-binding mediation at a location acceptable to both parties using a mutually agreed upon neutral mediator having experience with the industry (with the costs therefore shared equally); or (iii) as a last resort only, formal legal proceedings governed by the applicable rules of civil procedure. All proceedings under this paragraph will be treated as compromise and settlement negotiations for purposes of Rule 408 of the Federal Rules of Evidence and comparable state rules of evidence. Nothing herein will preclude either party from taking whatever actions are necessary to prevent immediate, irreparable harm to its interests. Otherwise, these procedures are exclusive and will be fully exhausted prior to the initiation of any litigation.

        8.13    Definition of Including.    Any references to or uses of the term "including" in this Agreement shall mean "including without limitation" or "including, but not limited to," and no references to or uses of such latter phrases in this Agreement shall mean or be read to imply any different meaning for "including."

        8.14    Definition of Knowledge.    For purposes of this Agreement, "Knowledge" means knowledge actually possessed by a specified person and such knowledge as would have or should have come to the attention of such persons in the course of due inquiry and preparation and negotiation of this Agreement and the related Disclosure Schedule, Exhibits or other Schedules and other documents, certificates or other writings furnished pursuant hereto, and in the case of ev3: (a) actual knowledge of any of the directors or officers or members of management of ev3; (b) knowledge as would have or should have come to the attention of such persons in the course of due inquiry and preparation and negotiation of this Agreement and the related Disclosure Schedule, Exhibits or other Schedules and such documents, certificates or other writings; or (c) knowledge as would have or should have come to the attention of such persons in the course of discharging such individual's duties as a director or officer or member of management of ev3 in a reasonable and prudent manner consistent with sound business practice.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Edwards Lifesciences AG, a company organized under the laws of Switzerland		ev3 Santa Rosa, Inc a California corporation

By:	/s/ TODD GEORGE	By:	/s/ JAMES CORBETT
Title:	Todd George, Vice President	Title:	President & CEO
WITH RESPECT TO SECTION 5 ONLY
Edwards Lifesciences LLC hereby irrevocably and unconditionally guarantees payment of Buyer's indemnification obligations arising under Section 5 hereof in accordance with the terms of this Agreement.		ev3 Technologies, Inc. a Delaware corporation
		By:	/s/ JAMES CORBETT
		Title:	President & CEO
Edwards Lifesciences LLC, a Delaware limited liability company

By:	/s/ THOMAS M. ABATE
Title:	V.P.—Controller
ev3 Inc. a Delaware corporation

		By:	/s/ JAMES CORBETT
		Title:	President & CEO
WITH RESPECT TO SECTION 5.5 ONLY
Warburg Pincus Equity Partners, L.P.
		By:	Warburg Pincus & CO., its general partner:

		By:	/s/ SEAN D. CARNEY
		Title:	Partner

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  Exhibit 2.5
ASSET PURCHASE AGREEMENT
SECTION 1
SECTION 2
SECTION 3
SECTION 4
SECTION 5
SECTION 6
SECTION 7
SECTION 8